EXHIBIT 4.1

M&K CPAS, PLLC
Houston, TX

July 5, 2012

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Orpheum Property, Inc. (the “Company”) Form 8-K/A dated July 5, 2012, and are in agreement with the statements relating only to M & K CPAS, PLLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ M & K CPAS, PLLC